December 6, 2005

Re: Recent Tender Offer From MacKenzie Patterson Fuller, Inc.

Dear Wells Fund II Class A Investor:

We recently became aware that MacKenzie Patterson Fuller, Inc., on its own behalf and through its affiliates, SCM Special Fund, LLC, MPF Flagship Fund 9, LLC, and MPF-NY 2005, LLC (collectively, "MPF"), has offered to purchase up to 4,000 Class A units in Wells Real Estate Fund II ("Wells Fund II") for $107.00 per Class A unit pursuant to a tender offer letter dated November 22, 2005.

Please understand that the General Partners neither authorize nor support MPF's tender offer. While we remain neutral and express no opinion with regard to MPF's tender offer, as your General Partners, we do encourage you to consider all relevant facts related to any tender offer and consult your own professional advisors so that you may make an informed investment decision.

We have reviewed MPF's tender offer, and it is our belief that MPF failed to adequately disclose substantial information required under applicable SEC guidelines to protect investors, including, among others, the following information:

  MPF failed to clearly disclose how it arrived at the tender offer price;
  MPF failed to include clear and concise risk factors in its tender offer;
  MPF failed to disclose proper information about the core operations of Wells Fund II;
  MPF failed to include adequate financial information regarding Wells Fund II; and
  MPF failed to completely and accurately disclose the identity of the MPF entities, including the identity of their control persons and promoters.

As you can see, it is our belief that MPF was deficient in many material ways in making the disclosures required under the applicable SEC guidelines in its tender offer to you. In addition, MPF failed to disclose any authorized method by which it obtained your identity for purposes of this solicitation. Further, the tender offer contains many qualifications and contingencies that you should carefully read before you make any decisions related to the sale of your units.

If you are in a position in which you feel that you must sell your units at this time, we would be happy to assist you by providing you with a list of secondary-market vendors along with their toll-free numbers. Please be aware, however, that these secondary markets generally offer substantially discounted prices. Of course, any request for a transfer of limited partnership units will be honored as long as SEC rules and regulations are followed and the transfer is in compliance with the Wells Fund II Partnership Agreement.

Again, we are remaining neutral and express no opinion with regard to MPF's tender offer. Although Wells Management Company, Inc., an affiliate of the General Partners, continues to receive property management and leasing fees in connection with the remaining properties owned by Wells Fund II, your decision on whether or not to transfer your units will have no direct financial impact on the General Partners or their affiliates.

You may contact us with any questions at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). Or you may send an e-mail to clientservices@wellsref.com.

We hope this information is helpful to you, and thank you for trusting us to handle your real estate investment needs.

Sincerely,

/s/ Leo F. Wells, III

Leo F. Wells, III

General Partner

Enclosure

cc: Financial Representative

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